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                                                                   Exhibit 3.1.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             WAXMAN INDUSTRIES, INC.

    (Pursuant to Sections 242 and 303of the Delaware General Corporation Law)

WAXMAN INDUSTRIES, INC., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), hereby certifies as follows:

      1. On October 4, 2000, the Corporation filed a pre-negotiated Joint Plan of Reorganization Under Chapter 11 of The Bankruptcy Code of Waxman Industries, Inc. and The Unofficial Bondholders' Committee (the "Plan") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On November 14, 2000, the Plan was confirmed pursuant to an Order Confirming Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Waxman, Industries, Inc. and the Unofficial Bondholders' Committee (the "Confirmation Order").

      2. Section IX.J.(F) of the Confirmation Order requires the Corporation, pursuant to the authority granted to it in the Confirmation Order, to amend the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") to provide for the prohibition of the issuance of non-voting equity securities in conformity with the applicable requirements of section 1123(a)(6) of the Bankruptcy Code.

      3. Pursuant to the authority granted to the Corporation by the Confirmation Order and Section 303 of the Delaware General Corporation Law, the Certificate of Incorporation is hereby amended as follows:

      (a) Article Fourth, Subsection A, Subdivision 3 of the Certificate of Incorporation shall be amended in its entirety to read as follows:

            "3. The voting rights of the shares of such series."

      (b) The Certificate of Incorporation shall be amended by adding the following new subsection to the end of Article Fourth of the Certificate of Incorporation:

                  "D. No Issuance of Non-Voting Equity Securities. The
            Corporation shall not issue any equity security that does not entitle the holder thereof to vote, in accordance with the provisions of the Delaware General Corporation Law, on all actions submitted to a vote of the stockholders of the Corporation."

      4. This Certificate of Amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 303 of the Delaware General Corporation Law.

      5. This Certificate of Amendment shall be effective upon the date of filing.

      IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 30th day of November, 2000.

                                    WAXMAN INDUSTRIES, INC.

                                    By: /s/ Mark Wester
                                    Name: Mark Wester
                                    Title: Vice President -- Finance and
                                            Chief Financial Officer